                                                            [Logo of CNA SURETY]




FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331

                 CNA SURETY ANNOUNCES FIRST QUARTER 2002 RESULTS

CHICAGO, May 7, 2002 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the first quarter of 2002 decreased to $10.6 million, or $0.25 per share, from $11.9 million, or $0.28 per share, for the same period in 2001. Operating earnings, after income taxes, decreased to $10.7 million, or $0.25 per share, from $12.0 million, or $0.28 per share, in 2001. These decreases reflect the increased costs of the 2002 excess of loss reinsurance program on underwriting results partially offset by the favorable impact of reduced amortization expense due to the required adoption of new accounting standards with respect to goodwill and other intangible assets.

For the quarter ended March 31, 2002, gross written premiums increased nine percent to $82.1 million. Gross written premiums for commercial surety increased 21 percent for the quarter to $35.1 million. Contract surety premiums increased three percent to $39.4 million. These increases were primarily due to the continued bond volume growth of small commercial products along with improving rates on large commercial exposures and continued strength in public construction spending for contract surety. Ceded written premiums increased $14.9 million to $17.7 million for the first quarter of 2002 compared to the same period of last year primarily due to changes in the Company's reinsurance programs, including higher rates on the 2002 excess of loss reinsurance program and the purchase of extended discovery coverage on the Company's 2001 excess of loss reinsurance program. Net written premiums declined 11 percent to $64.4 million.

For the quarter ended March 31, 2002, underwriting income decreased $4.8 million to $9.0 million. The loss and combined ratios were 24.8 percent and 86.6 percent, respectively, for the first quarter of 2002, compared to 21.0 percent and 82.0 percent, respectively, for the same period in 2001. The higher loss and combined ratios in 2002 principally relate to the estimated impact of the $15 million increase in the Company's per principal net retention to $20 million under its 2002 excess of loss reinsurance program as well as the higher reinsurance rates associated with this reinsurance contract. The expense ratio increased to 61.8 percent for the first quarter of 2002 compared to 61.0 percent for the same period in 2001, primarily due to the effect of higher reinsurance costs on net earned premiums.

As of January 1, 2002, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142 concerning the accounting for goodwill and other intangible assets. The adoption of this standard eliminated the Company's amortization of goodwill and other intangibles as of December 31, 2001 and therefore, increased the Company's reported net income by $1.4 million, or 3 cents per share, as compared to the prior year quarter. If the provisions of this standard were applied to prior periods, net income for the first three months of 2001 would have been $13.4 million, or $0.31 per share.

The Company has not repurchased any of its shares in 2002. As of March 31, 2002, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

                                     -more-

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CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on May 8, 2002. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.videonewswire.com/event.asp?id=5045 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available at 11:00 a.m. Central time from May 8 to 11:00 a.m. May 15, 2002 by dialing 800-839-6713 passcode 5064705 or over the internet at the foregoing websites.

                                      # # #

-- Chart Follows--

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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)



                                                     Three Months Ended
                                                          March 31,
                                                ---------------------------
                                                    2002            2001
                                                -----------     -----------
Operating Results:

Gross written premiums                          $    82,114     $    75,484
                                                ===========     ===========
Net written premiums                            $    64,393     $    72,627
                                                ===========     ===========

Revenues:
  Net earned premiums                           $    67,221     $    76,749
  Net investment income                               7,106           7,735
  Net realized investment losses                       (278)            (29)
                                                -----------     -----------
     Total revenues                             $    74,049     $    84,455
                                                -----------     -----------

Expenses:
  Net losses and loss adjustment expenses            16,647          16,086
  Net commissions, brokerage and
     other underwriting expenses                     41,552          46,837
  Interest expense                                      458           1,588
  Amortization of intangible assets                       -           1,524
                                                -----------     -----------
     Total expenses                                  58,657          66,035
                                                -----------     -----------
Income before income taxes                           15,392          18,420
Income taxes                                          4,835           6,476
                                                -----------     -----------
Net income                                      $    10,557     $    11,944
                                                ===========     ===========
Basic earnings per common share                      $ 0.25           $0.28
                                                     ======           =====
Diluted earnings per common share                    $ 0.25           $0.28
                                                     ======           =====
Basic weighted average shares outstanding            42,845          42,713
                                                ===========     ===========
Diluted weighted average shares outstanding          43,025          42,917
                                                ===========     ===========
Operating Earnings, After Income Taxes:
Net income                                      $    10,557     $    11,944
Net realized investment losses                          181              19
                                                ------------    -----------
Operating earnings                              $    10,738     $    11,963
                                                ===========     ===========
Diluted Per Share Data:
Net income                                      $      0.25     $      0.28
Net realized investment losses                           --              --
                                                -----------     -----------
Operating earnings                              $      0.25     $      0.28
                                                ===========     ===========
Dividends Per Share                             $      0.15     $      0.09
                                                ===========     ===========






----------------------------------------
See notes to Press Release Investor Data on page 4.

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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        2002           2001
                                                    -----------     -----------
Underwriting Results:

Gross written premiums:
  Contract                                          $    39,380     $    38,332
  Commercial                                             35,088          28,991
  Fidelity and other                                      7,646           8,161
                                                    -----------     -----------
                                                    $    82,114     $    75,484
                                                    ===========     ===========
Net written premiums:
  Contract                                          $    31,235     $    35,767
  Commercial                                             25,849          28,699
  Fidelity and other                                      7,309           8,161
                                                    -----------     -----------
                                                    $    64,393     $    72,627
                                                    ===========     ===========
Net earned premiums                                 $    67,221     $    76,749
Net losses and loss adjustment expenses (1)              16,647          16,086
Net commissions, brokerage and other
  underwriting expenses                                  41,552          46,837
                                                    -----------     -----------
Underwriting income                                 $     9,022     $    13,826
                                                    ===========     ===========
Loss ratio (1)                                             24.8%           21.0%
Expense ratio                                              61.8            61.0
                                                    -----------     -----------
Combined ratio (1)                                         86.6%           82.0%
                                                    ===========     ============

Cash Flow Data:

Net cash provided by operations                     $     6,008     $    10,024


                                                      March 31,     December 31,
Consolidated Balance Sheet Data:                       2002            2001
                                                    -----------     -----------
Invested assets and cash                            $   577,750     $   579,657
Intangible assets, net                                  143,785         143,785
Total assets                                          1,061,301       1,061,598

Insurance reserves                                      513,496         516,190
Long-term debt                                           76,195          76,195
Total stockholders' equity                              391,902         388,428

Book value per share                                $      9.14     $      9.08
Outstanding shares                                       42,876          42,780
                                                    ===========     ===========

----------------------------------------------
Notes to Press Release Investor Data

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $18, or less than 0.1%, and $294, or 0.4%, for the three months ended March 31, 2002 and 2001, respectively.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.